SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2010

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Glover Avenue

P. O. Box 4505

Norwalk, Connecticut 06856-4505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On May 19, 2010, Xerox Corporation, Affiliated Computer Services, Inc. (“ACS”) and Boulder Acquisition Corp. (together with Xerox Corporation and ACS, “Xerox”), and the other defendants and plaintiffs in two consolidated actions captioned (1) In re ACS Shareholders Litigation, Consolidated Case No. 4940-VCP before the Court of Chancery in the State of Delaware (“Delaware Action”) and (2) City of St. Clair Shores Police and Fire Retirement System v. Affiliated Computer Services, Inc., Case No. CC-09-07377-C before the Dallas County, Texas Court at Law No. 3 (“Texas Action”), entered into a Stipulation and Agreement of Compromise and Settlement (“Settlement”) resolving all claims by ACS shareholders arising out of Xerox’s acquisition of ACS, including all claims in the Delaware and Texas Actions. The defendants in the Delaware and Texas Actions did not admit to any wrongdoing as part of the Settlement, which provides for an aggregate payment of $69 million on behalf of all defendants, including a payment of approximately $36 million by Xerox, net of expected insurance proceeds. The Settlement is subject to approval by the Delaware Court of Chancery and other conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ DOUGLAS H. MARSHALL
Douglas H. Marshall Assistant Secretary

Date: May 19, 2010